Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hirschfeld Industries, Inc.

San Angelo, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated January 30, 2009 (except for Notes 12 and 14 as to which the date is November 16, 2009), and April 16, 2007 (except for Notes 12 and 14 as to which the date is November 16, 2009), relating to the consolidated financial statements and schedule of Hirschfeld Holdings LP which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Dallas, Texas

November 16, 2009